Exhibit 5.1

Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone: (713)651-5151	facsimile: (713) 651-5246

June 8, 2005

Input/Output, Inc.
12300 Parc Crest Drive
Stafford, Texas 77477

Ladies and Gentlemen:

We have acted as counsel for Input/Output, Inc., a Delaware corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, of 2,600,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), issued or which are to be issued pursuant to the Amended and Restated Input/Output, Inc. 2004 Long-Term Incentive Plan (the “2004 LTIP”), as evidenced by restricted stock agreements entered or to be entered into between the Registrant and the individual participants in the 2004 LTIP.

In connection therewith, we have reviewed the relevant corporate resolutions of the Company and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the Shares of restricted stock that have been issued under the 2004 LTIP and for which the Registration Statement covers resales thereof, were duly and validly issued and are fully paid and non-assessable, and (ii) the remaining Shares covered by the Registration Statement have been duly and validly authorized for issuance and, when issued in accordance with the terms of the 2004 LTIP and the applicable restricted stock agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas, the federal laws of the United States of America, and the

June 8, 2005

General Corporation Law of the State of Delaware and the applicable provisions of the Delaware Constitution and reported decisions concerning such laws, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.